Exhibit 10.6
FORM OF EXECUTIVE
ANNUAL STOCK INCENTIVE
PERFORMANCE UNIT AGREEMENT
(Goal Based; One Calendar Year Performance Period)
     AGREEMENT made as of the                      day of May, 2010 between GLOBAL INDUSTRIES, LTD., a Louisiana corporation (the “Company”), and                                          (“Participant”).
     To carry out the purposes of the GLOBAL INDUSTRIES, LTD. 2005 STOCK INCENTIVE PLAN (the “Plan”) and in consideration of services performed by Participant and the mutual agreements and other matters set forth herein and in the Plan, the Company and the Participant hereby agree as follows:
     1. Grant of Performance Units. The Company, pursuant to the Plan, has granted on                     , 20___ (the “Date of Grant”), to Participant                      performance units (each a “Performance Unit”). Each Performance Unit represents the right to receive an unrestricted share (which need not be a whole number) of common stock, $0.01 par value per share, of the Company (“Stock”) for each Performance Unit to the extent “earned.” The Performance Units granted to Participant under this Agreement shall be subject to all the terms, conditions and restrictions set forth in the Plan and this Agreement, including future amendments to either, if any, pursuant to the terms thereof. In the event of a change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the terms of this Agreement, including the number of Performance Units, may be adjusted by the Committee to appropriately reflect such change.
     2. Earned Shares.
     (a) As soon as administratively practicable after the last day of the Performance Period, the Committee shall determine for the Performance Period the 1) Earnings Per Share, 2) Free Cash Flow and 3) Backlog for the Company and the Earned Percentage. The Committee’s determinations pursuant to the preceding sentence shall be certified by the Committee in writing and delivered to the Secretary of the Company. For purposes of the preceding sentence, written authorization of the Committee Chairman or approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification. Shares of Stock shall be deemed earned under this Paragraph 2(a) (to the extent the applicable performance goals are satisfied) on the date the Committee takes the action set forth in the first sentence of this Paragraph 2(a) (the “Certification Date”). At the time of such certification and based on the Earnings Per Share, Free Cash Flow and Backlog “earned” for the Performance Period, the number of shares of Stock that shall be earned shall be equal to the number of Performance Units granted hereunder multiplied by the Earned Percentages (expressed as a percentage rounded to two decimal places). The Earned Percentage shall be determined in accordance with the schedules set forth on Appendix A hereto.

     (b) Notwithstanding any provision of Paragraph 2(a) to the contrary, no shares of Stock shall be earned if Participant’s employment is Terminated for any reason by the Company or by Participant for any reason other than death, Disability or Retirement, in either case before the Certification Date.
     (c) In the event of a Change in Control during the Performance Period if such Change of Control occurs either (i) while Participant is in the employ of the Company or (ii) on or after the date upon which Participant’s employment with the Company terminated by reason of Retirement, death or Disability, one share of Stock shall be earned for each Performance Unit as of the effective date of such Change in Control multiplied by the portion (expressed as the number of days in the Performance Period completed as of change in control date divided by 365 as a percentage rounded to two decimal places) of the Performance Period complete as of the date of the Change In Control and the provisions of Section 2(a) shall cease to apply.
     (d) In the event of termination of Participant’s employment by reason of Retirement, death or Disability and subject to the provisions of Paragraph 2(c), the number of shares of Stock that shall be earned on the Certification Date shall equal the total number of shares of Stock that would be earned as provided in Paragraph 2(a) if Participant was still employed on the Certification Date multiplied by the portion (expressed as the number of days in the Performance Period during which Participant was actively employed divided by 365 as a percentage rounded to two decimal places) of the Performance Period during which Participant was an employee of the Company.
     3. Stock Issuance. The Company shall cause to be issued certificates representing any shares of Stock earned hereunder in the name of Participant (or the estate or beneficiary of Participant in the event of Participant’s prior death) as promptly as practicable after the Certification Date, but in no event later than March 15th of the calendar year after the calendar year in which the “Performance Period” (as defined in Appendix A) ends; provided however, that, if the shares of Stock are earned pursuant to Paragraph 2(c), then the certificates shall be issued on the effective date of the Change in Control. No fraction of a share of Stock shall be issued by the Company under this Agreement; rather, the total number of shares of Stock that would otherwise be issued hereunder shall be rounded up to the next whole share of Stock. Unless and until a certificate or certificates representing such shares of Stock shall have been issued by the Company to Participant, Participant (or the estate or beneficiary of Participant in the event of Participant’s prior death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares of Stock that may be, or have been, earned under this Agreement. The shares of Stock so issued under this Agreement and the Plan shall be issued in Participant’s name and subject to all the terms, conditions and restrictions set forth in the Plan and this Agreement. The Company, in its sole discretion, may elect to deliver the certificate either in certificate form or electronically to a brokerage account established for Participant’s benefit at a brokerage/financial institution selected by the Company. Participant agrees to complete and sign any documents and take additional action that the Company may request to enable it to deliver the shares on Participant’s behalf.

     4. Securities Laws Compliance.
     (a) The Company has registered or intends to register for issuance under the Securities Act of 1933, as amended (the “Act”), the shares of Stock that may be earned and issued under this Agreement. In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Stock earned under this Agreement will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its reasonable best efforts to insure that no delay will occur. If an exemption from registration under the Act is available and necessary upon issuance of shares of Stock earned hereunder, Participant (or the estate or beneficiary of Participant in the event of Participant’s prior death), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.
     (b) Participant agrees that the shares of Stock acquired hereunder will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. Participant also agrees that (i) the certificates representing the shares of Stock acquired under this Agreement may bear such legend or legends as the Administrator of the Plan deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the share of Stock acquired under this Agreement on the transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock acquired under this Agreement.
     5. Withholding of Tax. To the extent the earning or issuance of Performance Units or shares of Stock or the lapse of Forfeiture Restrictions results in the receipt of compensation income or wages by Participant for federal, state or local tax purposes, Participant shall deliver to the Company at such time such amount of money (or, with the consent of the Administrator, shares of Stock) as the Company may require to meet all obligations under applicable tax laws or regulations, and if Participant fails to do so, the Company is authorized to withhold from any cash or stock compensation then or thereafter payable to Participant, including from the shares of Stock otherwise issuable under this Agreement, any tax required to be withheld by reason thereof. If Participant makes the election authorized by section 83(b) of the Code, Participant shall submit to the Company a copy of the statement filed by Participant to make such election.
     6. Community Interest of Spouse. The community interest, if any, of any spouse of Participant in any of the Restricted Shares shall be subject to Restricted Shares shall be subject to all other terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Participant’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement or the Plan.
     7. Employment Relationship. Nothing contained in this Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the employment of

Participant, nor confer upon Participant any right to continued employment. For purposes of this Agreement, Participant shall be considered to be an employee of the Company so long as Participant remains an employee of either the Company, or a parent or subsidiary of the Company. Without limiting the scope of the preceding sentence, it is expressly provided that Participant’s employment with the Company shall be considered to have been terminated at the time the entity or other organization that employs Participant ceases to be a parent or subsidiary of the Company event shall not constitute a Termination for Cause. Subject to the preceding sentence, any question as to whether and when there has been a termination of such employment, and whether such event is a Termination for Cause, shall be determined by the Committee, and its determination shall be final.
     8. Entire Agreement; Amendment. Except to the extent expressly provided otherwise in any employment, severance or change of control agreement with Participant, this Agreement replaces and merges all previous agreements and discussions relating to this award of Performance Units between Participant and the Company and together with the Plan constitutes the entire agreement between Participant and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the provisions of Section 409A of the Code apply to this Agreement and that the terms of this Agreement do not, in whole or in part, satisfy the requirements of such section, then the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.
     9. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Participant, such notices or communications shall be deemed effectively delivered if hand delivered to Participant at Participant’s principal place of employment or if sent by registered or certified mail, return receipt requested, postage paid, to Participant at the last address Participant has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
     10. Interpretation. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.
     11. Acknowledgments. Participant is not relying upon any written or oral statement or representation of the Company, its affiliates, or any of its or their respective employees, officers, directors, attorneys or agents (collectively, the “Company Parties”) regarding the tax consequences associated with Participant’s execution of this Agreement, and in deciding to enter into this Agreement, Participant is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted. Participant hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax consequences associated with Participant’s execution of this Agreement and his receipt of Performance Units or shares of Stock hereunder.
     12. Certain Definitions. Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all capitalized terms used in this Agreement, which are not defined in this Agreement, will have the meanings set forth in the Plan.
     “Backlog” means the combined value at a point in time of all executed contracts and unambiguous letters of intent to perform future work for customers.
     “Capex” means any expenditure or the incurrence of any liability for any purchase or other acquisition of any asset which would be classified as a fixed asset on the consolidated balance sheet of the Company prepared in accordance with GAAP, but excluding any such expenditures related to the construction of the Global 1200 and Global 1201.
     “Cash Tax” means foreign, federal, state, and local taxes on net income as reflected on the Statement of Operations included in the Company’s Form 10-K for the Performance Period, plus or minus any taxes which have been classified as deferred income taxes reflected on the Statement of Cash Flow included in the Company’s Form 10-K for the Performance Period.
     “Disability” means that, as a result of incapacity due to physical or mental illness, a Participant has been absent from work for an extended period and has been determined to be permanently and totally disabled by the Social Security Administration or under the terms of the Company’s long-term disability plan.
     “Drydock Costs” means any expenditure or the incurrence of any liability for cost incurred which would be classified as a deferred charge for regulatory vessel maintenance on the consolidated balance sheet of the Company prepared in accordance with GAAP.
     “Earnings Per Share” or “EPS” means, with respect to the Performance Period, the sum of the annual “earnings per common share — diluted” reflected in the regularly prepared and publicly available consolidated financial statements of the Company prepared in accordance with GAAP for the Performance Period, adjusted for non-recurring, unusual and unexpected items.
     “EBITDA” means, with respect to the Performance Period, consolidated net income reflected in the regularly prepared and publicly available consolidated financial statements of the Company plus, to the extent deducted in determining consolidated net income, (i) consolidated interest expense, (ii) foreign, federal, state and local taxes on net income, (iii) depreciation expense, (iv) amortization expense, (v) non-operating, non-cash charges, (vi) non-cash charges related to the impairment of assets or losses in connection with the sale or disposal of assets, minus non-operating gains and other gains in connection with the sale or disposal of assets, all determined in accordance with GAAP.
     “Free Cash Flow” or “FCF” means EBITDA minus Capex, Drydock Costs and Cash Taxes.

     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Performance Period” means the one-year period set forth on Appendix A of this Agreement.
     “Retirement” means the termination of Participant’s employment with the consent of the Company after at least ten years of service, not including service time with any company or entity acquired by the Company prior to such acquisition.
     “Termination for Cause” means termination as a result of Participant’s gross negligence or willful misconduct in the performance of his employment or Participant’s final conviction of a misdemeanor involving moral turpitude or any felony.
     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.
     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
     15. Section 409(A). To the extent that Code Section 409A applies to any Performance Units granted under this Agreement, (a) this Agreement shall be construed and interpreted to comply with Code Section 409A, (b) notwithstanding anything herein to the contrary, the required definitions under Code Section 409A shall be used, and (c) with respect to any shares of Stock to be issued on account of a termination of employment of a Participant who is a “Specified Employee” within the meaning of Code Section 409A at the time of such termination of employment, such shares shall not be issued until the first business day which is six (6) months after the Participant’s termination of employment. For the purposes of Code Section 409A to the extent it applies to the Performance Units under this Agreement, a termination of employment under this Agreement shall mean a “separation of service” within the meaning of Code Section 409A, Disability shall comply with the requirements of such term in Section 1.409A-3(i)(4) of the final regulations, and an event under this Agreement will not constitute a Change in Control during the Performance Period unless it is also a “change in the ownership or effective control of” the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as determined under Section 409A(a)(2)(A)(v) of the Code and final Treasury Regulations or other IRS guidance issued under Code Section 409A from time to time).
[Signature page follows.]

     IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer, and Participant has executed this Agreement, all as of the day and year first above written.

GLOBAL INDUSTRIES, LTD.

By:

Name:

Title:

PARTICIPANT

Name:

Appendix A
ANNUAL 2010 STOCK INCENTIVE
PERFORMANCE UNIT AGREEMENT
AWARD OF PERFORMANCE UNITS
Performance Period: January 1, 2010 to December 31, 2010
Calculation of earned award shall be made for each Performance Measure.

	% of	Maximum	Target	Threshold
Performance Measure	Target	Goal	Goal	Goal
Earnings Per Share (EPS)	33.33	$0.64	$0.32	$0.11

Free Cash Flow (FCF)	33.33	$100.0M	$70.0M	$50.0M

Backlog (12/31/10)	33.33	Discretionary	Discretionary	$300.0M

Actual Performance for EPS &
FCF for the Performance Period	Earned Percentage
At or above the Maximum Goal	200%

Above the Target Goal but less than the Maximum Goal	Calculated percentage between 100% and 200%

At the Target Goal	100%

Above the Threshold Goal but less than the Target Goal	Calculated percentage between 50% and 100%

At the Threshold Goal	50%

Below the Threshold Goal	0%
     The calculated percentage referred to in the schedule above shall be determined (i) for an EPS and FCF above the Target Goal but less than the Maximum Goal by increasing the stated Earned Percentage at the Target Goal (100%) by the Above Target Incremental Percentage (as defined below) and (ii) for an EPS and/or FCF above the Threshold Goal but less than the Target Goal by increasing the stated Earned Percentage at the Threshold Goal (50%) by the Below Target Incremental Percentage (as defined below).
Appendix A-1

     “Above Target Incremental Percentage” means the amount equal to (i) the Earned Percentage for the Maximum Goal (200%) minus the Earned Percentage at the Target Goal (100%) multiplied by (i) (A) actual EPS/FCF over the Target Goal divided by (B) the difference between the Maximum Goal for EPS/FCF, as the case may be, and the Target Goal for EPS/FCF, as the case may be.
     To illustrate the calculation of the Above Target Incremental Percentage, if, for the Performance Period, the Target Goal EPS is $1.00, the Maximum Goal for EPS is $2.00 and the actual EPS is $1.60, then the Above Target Incremental Percentage is 60%, calculated as follows: ((200% - 100%) * [($1.60 — $1.00)/($2.00 — $1.00)]). Since the actual EPS exceeds the Maximum Goal for EPS in this example by $0.60, the Earned Percentage would be 160%, calculated as follows: the Earned Percentage for at the Target Goal (100%) plus the Above Target Incremental Percentage (60%).
     “Below Target Incremental Percentage” means the amount equal to (i) the Earned Percentage for the Target Goal (100%) minus the Earned Percentage for the Threshold Goal (50%) multiplied by (i) (A) actual EPS/FCF over the Threshold Goal divided by (B) the difference between the Target Goal for EPS/FCF, as the case may be, and the Threshold Goal for EPS/FCF, as the case may be.
     To illustrate the calculation of Below Target Incremental Percentage, if, for the Performance Period, the Target Goal for EPS is $0.40, the Threshold Goal for EPS is $0.20, and the actual EPS is $0.30, then the Below Target Incremental Percentage is 25%, calculated as follows: (50% * ($.10/$.20). Since the actual EPS exceeds the Threshold Goal for EPS in this example by $0.10, the Earned Percentage would be 75%, calculated as follows: the Earned Percentage for at the Threshold Goal (50%) plus the Below Target Incremental Percentage (25%).
     Backlog Results for the Performance Period
     Global defines and regularly tracks its backlog of future work. Backlog is defined as the combined value of all executed contracts and unambiguous letters of intent to perform future work for customers. To earn a Threshold Award for Backlog in 2010, the Company’s Backlog as of December 31, 2010 must equal or exceed $300 million. To determine Earned Percentage above the Threshold, the Committee will evaluate the amount by which actual Backlog exceeds the Threshold and the anticipated timetable and profitability of the Backlog.
Appendix A-2